Cohen Fund Audit Services, Ltd. 800 Westpoint Pkwy., Ste 1100 Westlake, OH 44145-1524 www.cohenfund.com	440.835.8500 440.835.1093 fax

Exhibit (j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the use of our report incorporated by reference herein, dated May 23, 2012, on the financial statements of the CornerCap Group of Funds as of March 31, 2012 and for the periods indicated therein, and to the references to our firm in the Prospectus and the Statement of Additional Information in this Post-Effective Amendment to the CornerCap Group of Funds’ Registration Statement on Form N-1A.

/s/ Cohen Fund Audit Services

Cohen Fund Audit Services, Ltd.

Westlake, Ohio

July 25, 2012

Registered with the Public Company Accounting Oversight Board